EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting part of this Registration Statement, on Form S-4, of our report dated November 12, 2004, with respect to the consolidated balance sheets of Columbia Trust Bancorp and Subsidiary as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus filed as part of this Registration Statement.

/s/    MOSS ADAMS LLP

Spokane, Washington

December 22, 2005